Exhibit 12.1

Innophos Investments Holdings, Inc.

Calculation of the Ratio of Earnings to Fixed Charges

	Year Ended December 31,						January 1, 2004 to August 13,		August 14, 2004 to December 31,	August 14, 2004 to September 30,	As of September 30,		Aggregated January 1, 2004 to September 30,
(dollars in millions)	2001		2002		2003		2004		2004	2004	2005		2004
Earnings
Income (loss) before provisions for income taxes	$33,809		$53,624		$11,861		$24,262		$(4,481)	$(2,026)	$(1,650)		$22,236
Plus: fixed charges	12,858		5,939		5,536		3,879		11,689	3,778	35,399		$7,657

	$46,667		$59,563		$17,397		$28,141		$7,208	$1,752	$33,749		$29,893

Fixed Charges:
Gross Interest expense	10,856		4,242		3,530		3,098		11,224	3,623	34,323		$6,721
Estimate of the interest within operating leases	2,002		1,697		2,006		781		465	155	1,076		$936

	$12,858		$5,939		$5,536		$3,879		$11,689	$3,778	$35,399		$7,657

Ratio of earnings to fixed charges	3.6	x	10.0	x	3.1	x	7.3	x	*	*	1.0	x	3.9x

*	Due the losses for the period August 14, 2004 through December 31, 2004 and for the period August 14, 2004 through September 30, 2004, the coverage ratio was less than 1:1. Innophos must generate additional earnings of $4,481 and $2,026 for the period August 14, 2004 through December 31, 2004 and August 14, 2004 through September 30, 2004 respectively, to achieve a ratio of 1:1 for those periods.